Exhibit 4.3

tw telecom holdings inc.,

Company

tw telecom inc.,

Parent Guarantor

THE SUBSIDIARY GUARANTORS PARTIES HERETO

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of March 17, 2010

TO

INDENTURE

Dated as of February 20, 2004

9 1/4% Senior Notes due 2014

This SEVENTH SUPPLEMENTAL INDENTURE is dated as of this 17th day of March, 2010 (the “Seventh Supplemental Indenture”), among tw telecom holdings inc. (f/k/a Time Warner Telecom Holdings Inc.) , a Delaware corporation (the “Company”), tw telecom inc. (f/k/a Time Warner Telecom Inc.) (the “Parent Guarantor”), the Subsidiary Guarantors (as defined in the Indenture) parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WHEREAS, the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee entered into an Indenture dated as of February 20, 2004, as amended and supplemented from time to time (the “Indenture”) for the benefit of each other and for the equal and ratable benefit of the Holders of the 9 1/4% Senior Notes due 2014 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture.

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW, THEREFORE, this Seventh Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO INDENTURE

Section 1.01. Amendments to Articles Three, Four, Five, and Six. Upon written notification to the Trustee by the Company that it has purchased all of the Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on March 16, 2010, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of March 3, 2010, and any amendments, modifications, or supplements thereto, then automatically (without further act by any person), with respect to the Notes:

(a) the Company shall be released from its obligations under the following sections of the Indenture: Section 4.03 (Limitation on Indebtedness); Section 4.04 (Limitation on Restricted Payments); Section 4.05 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 4.06 (Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries); Section 4.07 (Limitation on Issuances of Guarantees by Restricted Subsidiaries); Section 4.08 (Limitation on Transactions with Stockholder and Affiliates); Section 4.09 (Limitation on Liens); Section 4.10 (Limitation on Sale-Leaseback Transactions); Section 4.11 (Limitation on Asset Sales); Section 4.12 (Repurchase of Notes upon a Change of Control); Section 4.14 (Payment of Taxes and Other Claims); Section 4.15 (Maintenance of Properties and Insurance); Section 4.18 (Commission Reports and Reports to Holders); Section 4.20 (Future Subsidiary Guarantors); and Section 5.01 (When Company and the Parent Guarantor May Merge, Etc.);

(b) failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c) the occurrence of the events described in Sections 6.01(c), 6.01(d), 6.01(e) and 6.01(f) shall no longer constitute Events of Default;

(d) the definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety;

(e) in Section 3.01, the phrase “upon not less than 30” shall be amended and restated to read “upon not less than three”;

(f) in Section 3.02, the phrase “at least 45 days” shall be amended and restated to read “at least three days”;

(g) in the first paragraph of Section 3.04, the phrase “at least 30 days” shall be amended and restated to read “at least three days”; and

(h) in the last paragraph of Section 3.04, the phrase “at least 45 days” shall be amended and restated to read “at least three days”.

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ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Seventh Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture, this Seventh Supplemental Indenture and all indentures supplemental thereto shall henceforth be read together.

Section 2.02 Confirmation. The Indenture, as amended and supplemented by this Seventh Supplemental Indenture and all other indentures supplemental thereto, is in all respects confirmed and preserved.

Section 2.03 Terms Defined. Capitalized terms used in this Seventh Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.04 Trust Indenture Act Controls. If any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The laws of the State of New York shall govern this Seventh Supplemental Indenture.

Section 2.07 Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

Section 2.08 Effectiveness; Termination. The provisions of this Seventh Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.02 and 9.05 of the Indenture; provided that the amendments to the Indenture set forth in Section 1.01 of this Seventh Supplemental Indenture shall become operative as specified in Section 1.01 hereof.

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Seventh Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to (a) the validity or sufficiency of this Seventh Supplemental Indenture, (b) the proper authorization hereof by the Company, (c) the due execution hereof by the Company, (d) the consequences of any amendment herein, and (e) the validity or sufficiency of the solicitation or the solicitation materials or procedure used in connection therewith.

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IN WITNESS WHEREOF, the parties have executed this Seventh Supplemental Indenture as of the date first written above.

tw telecom holdings inc.		tw telecom holdings II llc
tw telecom inc.		tw telecom of arizona llc and as successor in interest to
Xspedius Management Co. of Pima County, LLC
By	/s/ Paul B. Jones	tw telecom of colorado llc and as successor in interest to
Name:	Paul B. Jones	Xspedius Management Co. of Colorado Springs, LLC
Title:	Executive Vice President,	tw telecom of idaho llc
	General Counsel & Regulator Policy	tw telecom of illinois llc
tw telecom of minnesota llc
tw telecom of new mexico llc and as successor in interest to
By	/s/ Mark A. Peters	Xspedius Management Co. of Albuquerque, LLC
Name:	Mark A. Peters	tw telecom of ohio llc
Title:	Executive Vice President and	tw telecom of oregon llc
	Chief Financial Officer	tw telecom of south carolina llc and as successor in interest to
Xspedius Management Co. of Charleston, LLC, Xspedius
Management Co. of Columbia, LLC, Xspedius Management
Co. of Greenville, LLC, and Xspedius Management Co. of
Spartanburg, LLC
tw telecom of tennessee llc f/k/a tw telecom of the mid-south llc and as successor in interest to Xspedius Management Co. of
Chattanooga, LLC
tw telecom of texas llc as successor in interest to Time Warner
Telecom of Texas, L.P., Xspedius Management Co. of Austin,
Xspedius Management Co. of Dallas/Fort Worth, LLC,
Xspedius Management Co. of El Paso, LLC, Xspedius
Management Co. of Fort Worth, LLC, Xspedius Management
Co. of Irving, LLC, and Xspedius Management Co. of San
Antonio, LLC
tw telecom of utah llc
tw telecom of washington llc
tw telecom data services llc
tw telecom management co. llc f/k/a Xspedius
Communications, LLC

		By:	tw telecom holdings inc., its sole member

		By	/s/ Paul B. Jones
		Name:	Paul B. Jones
		Title:	Executive Vice President, General Counsel & Regulatory Policy

		By	/s/ Mark A. Peters
		Name:	Mark A. Peters
		Title:	Executive Vice President and Chief Financial Officer

Xspedius Management Co. International, LLC

tw telecom of alabama llc, as successor to Xspedius

Management Co. of Birmingham, LLC, Xspedius

Management Co. of Montgomery, LLC, and

Xspedius Management Co. of Mobile, LLC

tw telecom of arkansas llc as successor to Xspedius

Management Co. of Little Rock, LLC

tw telecom of d.c. llc as successor in interest to

Xspedius Management Co. of D.C., LLC

tw telecom of kansas city llc as successor in interest

to Xspedius Management Co. of Kansas City, LLC

tw telecom of kentucky llc as successor in interest to

Xspedius Management Co. of Louisville, LLC and

Xspedius Management Co. of Lexington, LLC

tw telecom of louisiana llc as successor in interest to

Xspedius Management Co. of Baton Rouge, LLC,

Xspedius Management Co. of Louisiana, LLC and

Xspedius Management Co. of Shreveport, LLC

tw telecom of maryland llc as successor in interest to Xspedius

    Management Co. of Maryland, LLC

tw telecom of mississippi as successor in interest to Xspedius

    Management Co. of Jackson, LLC

tw telecom of nevada llc as successor in interest to Xspedius

    Management Co. Switched Services, LLC, Xspedius

    Management Co. of Las Vegas and Time Warner Telecom

    of Nevada LLC

tw telecom of oklahoma llc as successor in interest to Xspedius

    Management Co. of Tulsa, LLC

tw telecom of virginia llc as successor in interest to Xspedius

    Management Co. of Virginia, LLC

By tw telecom management co. llc f/k/a Xspedius Communications, LLC, its sole member

By:	tw telecom holdings inc., its sole member

By	/s/ Paul B. Jones
Name:	Paul B. Jones
Title:	Executive Vice President, General Counsel & Regulatory Policy

By	/s/ Mark A. Peters
Name:	Mark A. Peters
Title:	Executive Vice President and Chief Financial Officer

tw telecom of california l.p.

tw telecom of florida l.p. and as successor in interest to Xspedius Management Co. of Jacksonville, LLC, Xspedius Management Co. of South Florida, LLC, and Xspedius Management Co. of Tampa, LLC

tw telecom of georgia l.p.

tw telecom of hawaii l.p.

tw telecom of indiana l.p.

tw telecom of new jersey l.p.

tw telecom of new york l.p.

tw telecom of north carolina l.p.

tw telecom of wisconsin l.p.

tw telecom l.p.

By:	tw telecom holdings inc., its general partner

By	/s/ Paul B. Jones
Name:	Paul B. Jones
Title:	Executive Vice President, General Counsel & Regulatory Policy

By	/s/ Mark A. Peters
Name:	Mark A. Peters
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President